Exhibit 99.1

Omega Protein Reports 2011 Second Quarter Results

HOUSTON, TX, August 3, 2011—Omega Protein Corporation (NYSE symbol: OME), a nutritional ingredient company and the nation’s leading producer of omega-3 fish oil and specialty fish meal products, today reported financial results of the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•	Net income: $22.9 million ($1.14 per diluted share) compared to $2.0 million ($0.11 per diluted share) in 2010 second quarter

•	Revenue: $44.2 million, an increase of 22%, compared to $36.3 million for the 2010 second quarter

•	Gross profit margin: 33%, up from 24% for the 2010 second quarter

•	Inventory: 13% greater production versus the second quarter average for the prior four years

•	Proceeds from settlements: $27.0 million in total, net of fees and expenses

Second Quarter Results

Omega Protein reported that revenues increased 22% to $44.2 million from $36.3 million for the same period last year. Gross profit and gross margins also increased compared to the 2010 second quarter. These improvements primarily reflected a 30% increase in fish meal sales volumes and a 47% increase in fish oil sales prices. A strong export demand for quality proteins and oil and an increase in pricing of competitive fats and oils were influential factors.

The composition of revenue disaggregated by nutritional product line was 67% fish meal, 21% fish oil, 9% specialty nutraceutical ingredients, and 3% fish solubles. Revenue composition by geography was approximately 50% domestic and 50% export for the second quarter of 2011.

The Company recorded operating income of $36.0 million (which includes the impact of two settlements discussed below), an 81.3% operating margin, for the second quarter of 2011, versus operating income of $3.8 million, a 10.5% operating margin, for the second quarter of 2010. Excluding the settlements, operating margin for the quarter would have been approximately 20.4%.

Net income for the three months ended June 30, 2011 was $22.9 million ($1.14 per diluted share) compared to $2.0 million ($0.11 per diluted share) for the same period last year. Excluding the impact of two settlements described below, net income would have been approximately $5.5 million ($0.27 per diluted share).

Six-Month Results of 2011

Revenue in the current period increased 47% to $100.6 million compared to revenue of $68.6 million for the six months ended June 30, 2010. The composition of the 2011 revenue disaggregated by nutritional product line was 69% fish meal, 23% fish oil, 6% specialty nutraceutical ingredients, and 2% fish solubles.

Operating income for the six months of 2011 increased to $46.3 million (including the impact of the two settlements described below for $27.0 million) with an operating margin of 46.1% compared to $6.1 million and an operating margin of 8.8% in the same period of 2010. Excluding the settlements, operating margin for the six month period would have been approximately 19.3%.

Net income for the six months ended June 30, 2011 was $28.9 million ($1.45 per diluted share) compared to $3.0 million ($0.16 per diluted share) for the same period last year. Excluding the impact of two settlements described below, the Company’s net income for the six months ended June 30, 2011 would have been approximately $11.6 million ($0.58 per diluted share).

Final Claim Settlements

As previously disclosed, the Company agreed to a final settlement of all of its claims and damages incurred as a result of the oil spill caused by the Deepwater Horizon explosion on April 20, 2010. As a result of the final settlement, the Company received, in addition to the $18.7 million previously received in 2010, a final payment of $26.2 million, net of fees and expenses but before taxes, from the Gulf Coast Claims Facility on April 18, 2011. This payment was fully recognized during the second quarter of 2011.

In addition, the Company settled an outstanding claim against its former insurance broker in June 2011. As a result, the Company received a final payment of $0.8 million which was fully recognized during the second quarter of 2011.

Balance Sheet

The Company’s balance sheet continues to strengthen with stockholders equity of $193.9 million and working capital of $117.0 million. The cash balance of $47.3 million was increased by the two legal settlements and operating cash flow, largely offset by fishing season and capital expenditures.

Investors Call

Omega Protein will host a conference call on its second quarter 2011 earnings at 7:30 a.m., Central Daylight Time (8:30 Eastern Daylight Time), on Thursday, August 4, 2011. The Company’s senior management will be available to discuss recent financial results, current business trends and respond to questions.

Any caller may dial 1-877-407-0789 (domestic callers) or 1-201-689-8562 (international callers) to join the call. Interested parties may also listen to the call live over the Internet at www.omegaproteininc.com or www.viavid.net.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaproteininc.com and will be available for 90 days.

A telephonic replay of the conference call will be available through August 11, 2011. Domestic callers can access the replay by dialing 877-870-5176 and international callers can dial 858-384-5517. The access code for the replay call is 376446.

About Omega Protein Corporation

Omega Protein Corporation (NYSE:OME) is a nutritional ingredient company and the nation’s largest producer of omega-3 fish oil and specialty fish meal products. Omega Protein’s marine product lines are sourced from menhaden, an Omega-3 rich fish harvested along the Atlantic and Gulf coasts.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projects, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (6) the long-term effect of the Deepwater Horizon oil spill on the Company’s business, operations and fish catch; and (7) the business, operations, potential or prospects for the Company’s subsidiary, Cyvex Nutrition, Inc., the dietary supplement market or the human health and wellness segment generally. Other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Omega Protein Corporation

Condensed Statement of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Revenues	$44,230	$36,285	$100,632	$68,557
Cost of sales	29,487	27,417	70,196	53,719

Gross profit	14,743	8,868	30,436	14,838
Selling, general and administrative expense	4,767	3,955	9,618	7,222
Research and development expense	499	499	984	934
(Proceeds/gain) loss resulting from Gulf of Mexico oil spill disaster	(26,177)	587	(26,177)	587
(Other proceeds/gain) loss relating to natural disaster and other, net	(319)	35	(337)	34

Operating income	35,973	3,792	46,348	6,061
Interest income (expense), net	(518)	(608)	(1,114)	(1,252)
Other income (expense), net	(54)	(89)	(114)	(178)

Income before taxes	35,401	3,095	45,120	4,631
Provision for income taxes	12,496	1,112	16,261	1,669

Net income	$22,905	$1,983	$28,859	$2,962

Basic earnings per share	$1.18	$0.11	$1.51	$0.16

Weighted average common shares outstanding	19,343	18,818	19,112	18,779

Diluted earnings per share	$1.14	$0.11	$1.45	$0.16

Weighted average common shares and potential common share equivalents outstanding	20,141	18,877	19,866	18,816

Omega Protein Corporation

Condensed Balance Sheet (unaudited)

	June 30, 2011	December 31, 2010
	(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$47,330	$19,784
Receivables, net	23,070	11,492
Inventories	81,770	74,692
Deferred tax asset, net	—	1,673
Prepaid expenses and other current assets	6,322	3,641

Total current assets	158,492	111,282
Other assets, net	8,272	3,051
Energy swap asset, net of current portion	221	23
Property and equipment, net	111,204	111,726
Goodwill and other intangible assets, net	10,598	10,702

Total assets	$288,787	$236,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$2,997	$2,994
Current portion of capital lease obligation	476	439
Accounts payable	2,374	2,776
Accrued liabilities	33,290	21,360
Deferred tax liabilities, net	2,390	—

Total current liabilities	41,527	27,569
Long-term debt, net of current maturities	28,823	30,307
Capital lease obligation, net of current portion	542	820
Interest rate swap liability, net of current portion	—	98
Deferred tax liability, net	16,510	12,209
Pension liabilities, net	7,512	8,254

Total liabilities	94,914	79,257
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 19,359,653 and 18,827,278 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	194	188
Capital in excess of par value	123,193	116,950
Retained earnings	76,931	48,072
Accumulated other comprehensive loss	(6,445)	(7,683)

Total stockholder’s equity	193,873	157,527

Total liabilities and stockholder’s equity	$288,787	$236,784

Book value per share outstanding	$10.01	$8.37

Omega Protein Corporation

Condensed Statement of Cash Flows (unaudited)

	Six Months Ended
	June 30, 2011	June 30, 2010
	(in thousands)

Cash flows from operating activities
Net income	$28,859	$2,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,007	7,178
(Proceeds/gains) losses resulting from Gulf of Mexico oil spill disaster	—	587
Other proceeds/gains resulting from natural disaster net, -2008 storms	—	(234)
Other proceeds/gains resulting from natural disaster net, -2005 storms	(787)	—
Loss on disposal of assets	450	268
Provisions for losses on receivables	24	25
Share based compensation	1,483	765
Deferred income taxes	7,895	1,603
Changes in assets and liabilities:
Receivables	(9,065)	(687)
Inventories	(7,078)	(8,755)
Prepaid expenses and other current assets	(1,561)	(1,633)
Other assets	(5,954)	(1,016)
Accounts payable	(402)	865
Accrued liabilities	13,918	3,758
Pension liabilities, net	(353)	(638)

Net cash provided by operating activities	35,436	5,048

Cash flows from investing activities
Proceeds from insurance companies and grants, hurricanes	—	117
Proceeds from disposition of assets	298	34
Acquisition of Cyvex, net of cash acquired	(2,086)	—
Capital expenditures	(9,146)	(7,570)

Net cash provided by (used in) investing activities	(10,934)	(7,419)

Cash flows from financing activities:
Principal payments of long-term debt	(1,481)	(1,455)
Principal payments of capital lease obligation	(241)	(171)
Proceeds from long-term debt	—	10,000
Proceeds from stock options exercised	2,858	307
Excess tax benefit of stock options exercised	1,908	59

Net cash provided by financing activities	3,044	8,740

Net increase in cash and cash equivalents	27,546	6,369
Cash and cash equivalents at beginning of year	19,784	2,177

Cash and cash equivalents at end of period	$47,330	$8,546